UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 28, 2012 (November 21, 2012)

Travelport Limited

(Exact name of Registrant as specified in its charter)

Bermuda	333-141714	98-0505100
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

300 Galleria Parkway

Atlanta, GA 30339

(Address of principal executive office)

Registrant’s telephone number, including area code: (770) 563-7400

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 21, 2012, as part of our ongoing program and investment in technology, we entered into a new hardware and software agreement with International Business Machines Corporation (“IBM”). Travelport, LP, an indirect wholly owned subsidiary of Travelport Limited (the “Company”), entered into Amendment 14 (“Amendment 14”) to the Asset Management Offering Agreement, effective as of July 1, 2002, as amended (as so amended, the “IBM AMO Agreement”), among Travelport, LP, IBM and IBM Credit LLC. Among other changes, Amendment 14 extends the term of the IBM AMO Agreement until December 31, 2017. Pursuant to the terms of Amendment 14, we will obtain the following services: upgrades to existing systems architecture and software infrastructure at our Atlanta, Georgia data center; migration services; licenses and other software products; and equipment and software maintenance and various other services.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2012, the Compensation Committee of the Board of Directors of Travelport Limited approved the separation of Lee Golding, the Company’s Executive Vice President and Chief Human Resources Officer, from the Company effective April 12, 2013.

In connection with this separation, on November 26, 2012, we entered into a Compromise Agreement with Ms. Golding, which addresses the terms and conditions in connection with Ms. Golding’s separation and sets forth both our and Ms. Golding’s obligations with respect to such transition and termination, including, without limitation, those pursuant to Ms. Golding’s contract of employment and long-term incentive plan arrangements, as summarized in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

A copy of the Compromise Agreement will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2012. The summary above is qualified in its entirety by the terms of the Compromise Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVELPORT LIMITED

By:	/s/ Eric J. Bock
Eric J. Bock
Executive Vice President, Chief Legal Officer and Chief Administrative Officer

Date: November 28, 2012